Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740
Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 19, 2011

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES THE

PROMOTION OF RICHARD MOREAU TO EXECUTIVE VICE PRESIDENT AND

CHIEF OPERATING OFFICER

CHICAGO – September 19, 2011 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) announced today that Richard Moreau has been promoted to Executive Vice President and Chief Operating Officer, effective immediately. He previously was Executive Vice President – Asset Management.

A 30-plus year hospitality industry veteran, Moreau has served in various leadership positions with Strategic Hotels and its predecessor company for the past 14 years. As Executive Vice President and Chief Operating Officer, Moreau is responsible for the Company’s asset management and operational activities, including all efforts to improve the cash flow and overall value of the Company’s 17 luxury hotels. Specifically, this includes oversight of all cost-containment and revenue enhancement initiatives, internal technological and operating systems, major capital allocation initiatives (such as renovations, restaurant/retail additions), and management of Strategic Hotels’ relationships with its various brand partners.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, Inc. commented, “Richard is an outstanding professional in the area of asset management and hotel operations. Every one of our operating metrics exceeds our competition, which is testimony to Richard’s expertise, the breadth of his industry relationships and his leadership of the asset management team. His contributions are vital to the strategic and financial success of our Company, and we are proud to recognize his many accomplishments accordingly.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and

-MORE-

Europe. The Company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms. For a list of current properties and for further information, please visit the Company’s website at http://www.strategichotels.com/.

-MORE-